Exhibit 10.1

February 23, 2006
EXECUTION COPY

Accelerated Share Repurchase Transaction

To:
Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas 75024

From:
Credit Suisse, New York Branch
Eleven Madison Avenue
New York, NY 10010

Dear Sirs:

This letter agreement (this "Confirmation") confirms the terms and conditions of the accelerated share repurchase transaction (the "Transaction") entered into between EDS ("Counterparty") and Credit Suisse, New York Branch ("CSNY") on the Trade Date specified below pursuant to which Counterparty will purchase Shares (as hereinafter defined) from CSNY on the terms set forth herein.  This Confirmation constitutes a "Confirmation" under the Agreement specified below.

1.       The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Definitions") (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation.  References herein to a "Transaction" shall be deemed to be references to a "Share Forward Transaction" for purposes of the Definitions.  This Confirmation evidences a complete binding agreement between Counterparty and CSNY as to the terms of each Transaction to which this Confirmation and the related Supplemental Confirmation relates.

          This Confirmation shall supplement, form a part of, and be subject to an agreement (the "Agreement") in the form of the 1992 ISDA Master Agreement (Multicurrency - Cross Border), as if, on the Trade Date hereof, CSNY and Counterparty had executed that agreement (but without any Schedule other than the provisions in Section 15 of this Confirmation).  In the event of any inconsistency between the Definitions and the Agreement, the Definitions will govern.  In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Confirmation will govern.

2.     The following terms and conditions shall govern the Transaction:

General Terms:

Trade Date:	February 23, 2006.
Buyer:	Counterparty.
Seller:	CSNY.
Shares:	The common stock, par value $0.01 of Counterparty (sometimes also referred to as the "Issuer").
Price Adjustment Period Termination Date:	December 15, 2006, subject to adjustment as provided in "Market Disruption Event" below.
Price Adjustment Period:	The period commencing on and including the Trade Date and ending on but excluding the Price Adjustment Period Termination Date.

Initial Settlement:

Prepayment:	Applicable.
Prepayment Amount:	$400,000,000
Fee:	0.125% of the Prepayment Amount
Prepayment Date:	Counterparty will pay to CSNY the Prepayment Amount on the Initial Share Delivery Date.
Initial Share Price:	$26.61
Number of Shares:	15,031,943
Initial Share Delivery:	CSNY shall deliver a number of shares equal to the Number of Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Definitions (with the Initial Share Delivery Date deemed to be a "Settlement Date" for purposes of such Section 9.4), against payment by Counterparty of the Prepayment Amount and the Fee.

Initial Share Delivery Date:	The day that is three (3) Clearance System Business Days after the Trade Date.
Exchange:	New York Stock Exchange

Price Adjustments:

Payments:	Notwithstanding anything to the contrary in the Definitions, on each date, if any, during the Price Adjustment Period or the Cash Settlement Pricing Period on which Counterparty pays an ordinary cash dividend to holders of Shares, Counterparty shall pay to CSNY as a price adjustment an amount equal to the product of (i) $0.05 and (ii) the number of Shares constituting CSNY's theoretical net short position in relation to this Transaction, as determined by the Calculation Agent, as of the opening of trading on the Exchange on the third Scheduled Trading Day immediately preceding the record date for such ordinary cash dividend.

Final Price Settlement:

Net Share Settlement:

Subject to the "Cash Settlement" provisions hereof, and notwithstanding anything to the contrary in the Definitions, (i) if the Net Share Amount is negative, CSNY shall deliver to Counterparty the CSNY Share Delivery Amount, and (ii) if the Net Share Amount is positive, Counterparty shall deliver to CSNY the Counterparty Share Delivery Amount, in either case on the Settlement Date.

CSNY Share Delivery Amount:	A number of Shares, rounded down to the nearest whole Share, equal to the absolute value of the Net Share Amount.
Counterparty Share Delivery Amount:

A number of Shares, rounded down to the nearest whole Share, equal to the Net Share Amount, provided that in no event shall Counterparty be required to deliver more than 30,000,000 Shares (as such number may be adjusted for stock splits or similar events) or as otherwise agreed by the parties.

Net Share Amount:	The sum of the Daily Net Share Amounts for all Valuation Dates in the Price Adjustment Period.
Settlement Date:	The day that is three Exchange Business Days following the Price Adjustment Period Termination Date.

Daily Net Share Amount:

For each Valuation Date, a number of Shares (which may be positive or negative) equal to (a) the Daily Difference for such Valuation Date divided by (b) the Daily 10b-18 VWAP Price for such Valuation Date multiplied by (c) the Daily Number of Shares for such Valuation Date.

Daily Difference:

For each Valuation Date, an amount (which may be positive or negative) equal to (a) the Daily 10b-18 VWAP Price for such Valuation Date minus (b) the Initial Share Price minus (c) the Daily Discount for such Valuation Date.

Daily 10b-18 VWAP Price:	For each Valuation Date, the 10b-18 volume-weighted average price per Share on the Exchange on such day as published on Bloomberg Page "EDS <Equity> AQR SEC" or any successor page thereto, plus $0.02.
Daily Discount:	For each Valuation Date, an amount, which may be negative, equal to the Daily Forward Price minus the Initial Share Price.
Daily Forward Price:

(i) On the Trade Date, the Initial Share Price, and (ii) for each day thereafter, an amount equal to (a) the Daily Forward Price on the previous day multiplied by (b) 1 plus (the Overnight Fed Funds Rate minus 25 bps) divided by 365.

Overnight Fed Funds Rate:	For any day, the overnight federal funds rate published on Bloomberg Page FEDL01 or any successor page thereto.
Daily Number of Shares:

For any Valuation Date, the number of Shares specified by Counterparty by notice to CSNY no later than 8:00 a.m., New York City time, on such date, provided that if Counterparty does not timely provide such notice for any Valuation Date, the Daily Number of Shares for that date shall be 175,000.  Notwithstanding the foregoing, (i) the aggregate of the Daily Number of Shares for all valuation Dates shall not exceed the Number of Shares and (ii) the Daily Number of Shares for the Final Valuation Date shall equal the Number of Shares minus the aggregate of the Daily Number of Shares for all prior Valuation Dates.

Valuation Date:	Any Scheduled Trading Day in the Price Adjustment Period or the Cash Settlement Pricing Period, as the case may be, that is not a Valuation Disruption Day.

Final Valuation Date:	The final day of the Price Adjustment Period
Valuation Disruption Day:	A Scheduled Trading Day designated as such pursuant to the provisions of Market Disruption Event.
Market Disruption Event:

The definition of "Market Disruption Event" in Section 6.3(a) of the Definitions is hereby amended by inserting the words "at any time on any Scheduled Trading Day during the Price Adjustment Period or the Cash Settlement Pricing Period or" after the word "material," in the third line thereof.

Notwithstanding anything to the contrary in the Definitions, for each Scheduled Trading Day in the Price Adjustment Period or the Cash Settlement Pricing Period (i) that is a Disrupted Day or a day designated as a Disrupted Day pursuant to Section 5.6 or Section 7 hereof or (ii) on which CSNY or its affiliates (collectively, "CS") reasonably determine that it would be appropriate, in light of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by CS), for CS to refrain from purchasing Shares in connection with this Transaction or to purchase fewer than the number of Shares that it would otherwise purchase in connection with this Transaction on such day, CSNY may, by written notice to Counterparty at any time on or prior to the Price Adjustment Period Termination Date or the final Scheduled Trading Day of the Cash Settlement Pricing Period, as the case may be, in its good faith sole discretion, elect to designate such day a Valuation Disruption Day and extend the Price Adjustment Period or the Cash Settlement Pricing Period, as applicable, and postpone the Price Adjustment Period Termination Date by an additional Scheduled Trading Day.

Cash Settlement:

Counterparty may, in lieu of its obligation to deliver Shares in accordance with the "Net Share Settlement" provisions hereof, by written notice to CSNY at any time no later than the opening of trading on the fifth Scheduled Trading Day prior to the Price Adjustment Period Termination Date, elect to pay to CSNY on the Cash Settlement Date an amount in cash equal to the Cash Settlement Amount.

Cash Settlement Date:	The Exchange Business Day immediately following the last day of the Cash Settlement Pricing Period.

Cash Settlement Amount:	The Counterparty Share Delivery Amount multiplied by the arithmetic average of the Daily 10b-18 VWAP Prices for each Valuation Date during the Cash Settlement Pricing Period.
Cash Settlement Pricing Period:

The number of Valuation Dates so specified by CSNY following receipt by CSNY of the notice described in the Cash Settlement provision hereof, commencing on the Scheduled Trading Day immediately following the Price Adjustment Period Termination Date.

Calculation Agent:	CSNY. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner
Credit Support Documents:	CSNY: None Counterparty: None
Share Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment
Determining Party:	CSNY
Tender Offer:	Applicable
Consequences of Tender Offer:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment

Determining Party:	CSNY
Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change-in-Law:	Applicable
(b) Insolvency Filing:	Applicable

Determining Party:                                        CSNY

Additional Termination Event:	It shall be an Additional Termination Event under the Agreement if at any time prior to final settlement of this Transaction Counterparty (i) alters the amount per share or frequency of its ordinary cash dividend on the Shares, or (ii) declares any dividend other than an ordinary cash dividend on the Shares. In either such case, this Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party.

Non-Reliance/Agreements and Acknowledgments Regarding Hedging Activities/Additional
Acknowledgments:	Applicable
CSNY's Contact Details for Purpose of Giving Notice:

Address for notices and communications to CSNY (other
than by facsimile)(for all purposes):

Credit Suisse, New York Branch

Eleven Madison Avenue

New York, NY 10010

Attn: Senior Legal Officer

Tel: (212) 538-4488

Fax: (212) 325-4585

For payments and deliveries:

Attn: DSG Settlements Manager

Tel: (212) 538-9810

Fax: (212) 325-0275

For all other communications:

Attn: DSG Equities Documentation Manager

Tel: (212) 538-4437

Fax: (212) 325-8719

Counterparty's Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

3.        Certain Agreements of the Parties:

3.1     Each party acknowledges that if Counterparty (i) shall owe CSNY any amount pursuant to Section 12.7 or 12.9 of the Definitions (except in the event of a Nationalization, a Merger Event in which the merger consideration to be paid to holders of  Shares consists solely of cash, or an Insolvency) or pursuant to Section 6 of the Agreement, or (ii) shall incur any costs in connection with this Section 3 or Annex A hereof (in either case, a "Payment Obligation"), Counterparty may elect to satisfy such Payment Obligation by delivering to CSNY Shares (or, in the case of a Merger Event, any other property included in the merger consideration to be paid to holders of Shares ("Alternate Termination Property")), provided that in the case of a Merger Event in which such merger consideration consists in part of cash, Counterparty shall deliver to CSNY as part of the Alternate Termination Property an amount of cash that represents a percentage of the total Value (defined below) of the Alternate Termination Property delivered to CSNY pursuant to this paragraph at least equal to the percentage that the cash portion of the merger consideration received by a holder of one Share represents of the total Value (as determined by the Calculation Agent) of the merger consideration received by a holder of one Share, assuming for purposes of this calculation that such holder elected to receive the maximum possible amount of cash as consideration in such Merger Event) in lieu of all or any portion of the cash otherwise deliverable.  Such election by Counterparty shall be made by Counterparty and communicated to CSNY on (or before) either the Merger Date, the Tender Offer Date or the date of the occurrence of the Insolvency, Delisting or the Early Termination Date (as the case might be).  If Counterparty fails to communicate such election to CSNY by that time it shall be deemed that Counterparty did not make such election and the terms of Section 12.7 or 12.9 of the Definitions or of Section 6 of the Agreement, as the case might be, will apply.  For purposes of this paragraph, "Value" shall mean (i) in the case of cash, the amount thereof or (ii) in the case of Shares or other property, the value thereof to CSNY as determined by the Calculation Agent in a commercially reasonable manner.

3.2      Notwithstanding anything to the contrary in this Confirmation, the Counterparty acknowledges and agrees that, on any day, to the extent (but only to the extent) that transactions in Shares (or any other class of voting securities of Counterparty) would result in the ultimate parent entity of CSNY directly or indirectly beneficially owning  (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) at any time on such day in excess of 9.0% of the outstanding Shares or any other class of voting securities of Counterparty, (a) CSNY shall not be obligated to deliver or receive any Shares to or from the Counterparty, (b) the Counterparty shall not be entitled to receive any Shares from CSNY on such day, and (c) any purported receipt or delivery of Shares shall be void and have no effect.

           If, on any day, any delivery or receipt of Shares by CSNY is not made, in whole or in part, as a result of this provision, the respective obligations of Counterparty and CSNY to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as practicable after CSNY determines, in a commercially reasonable manner, that such receipt or delivery would not result in its ultimate parent entity directly or indirectly beneficially owning in excess of 9.0% of the outstanding Shares or any other class of voting securities of Counterparty.

3.3      Notwithstanding Section 9.11 of the Definitions, but subject to the last paragraph of this Section 3.3, the parties acknowledge that Shares delivered as part of the Counterparty Share Delivery Amount or pursuant to this Section 3 may be Unregistered Shares.  For the purposes hereof, "Unregistered Shares" means Shares that have not been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws ("Blue Sky Laws") and that cannot be sold, transferred, pledged or otherwise disposed of without registration under the Securities Act or under applicable Blue Sky Laws unless such sale, transfer, pledge or other disposition is made in a transaction exempt from or not subject to registration thereunder.

           Upon request by CS, Counterparty agrees to promptly remove, or cause to be removed, any legends referring to any transfer restrictions from such Unregistered Shares upon delivery by CS to Counterparty of a seller's representation letter in the form customarily delivered by CS in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by CS.

           Notwithstanding anything to the contrary in this Confirmation, any delivery of Shares by Counterparty except the Counterparty Share Delivery Amount shall comply with the terms of Annex A hereof.

4.        Additional Agreements of the Parties:

4.1      For the avoidance of doubt, the last sentence of the first paragraph of 6(e) of the Agreement shall not apply with respect to this Transaction.

4.2      CSNY agrees that in the event of the Bankruptcy of Counterparty, CSNY shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit CSNY's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Transaction; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Counterparty, CSNY's rights hereunder shall rank on a parity with the rights of a holder of Shares enforcing similar rights under a contract involving Shares.

4.3     The parties acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty hereunder.

4.4     The parties intend for the Transaction hereunder to be a "securities contract" and a "swap agreement" as defined in the Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code") and a "qualified financial contract" as defined in the Federal Deposit Insurance Act ("FDIA"), and for the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555, 560 and 561 of the Bankruptcy Code and Section 11(e)(8) of the FDIA, as applicable.

5.        Rule 10b-18:

5.1      Any purchases or sales of Shares by CS will be conducted independently of Counterparty.  The timing of any CS purchases or sales of Shares, the number of Shares thus purchased or sold on any day, the price paid or received per Share for any CS purchases or sales of Shares and the manner in which any CS purchases or sales of Shares are made, including without limitation whether such CS purchases or sales are made on any securities exchange or privately, shall be within the sole discretion of CS.

5.2     CS shall effect any purchases of Shares in connection with this Transaction in a manner that would, if CS were Counterparty or an "affiliated purchaser" (as such term is defined under Rule 10b-18 ("Rule 10b-18") under the Exchange Act) of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b).

5.3     From the date hereof to the Price Adjustment Period Termination Date and on any day during the Cash Settlement Pricing Period, Counterparty will effect all of its purchase transactions in Shares through Credit Suisse Securities (USA) LLC, unless Counterparty notifies CSNY by telephone, prior to 8:00 a.m., New York City time, that Counterparty intends to make purchases through another financial firm on that day, in which case the number of Shares to be purchased by CS on such day shall be zero.

5.4     Upon request by CSNY, Counterparty shall, at least one day prior to the first day of the Price Adjustment Period, notify CSNY of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Price Adjustment Period and during the calendar week in which the first day of the Price Adjustment Period occurs ("Rule 10b-18 purchase", "blocks" and "affiliated purchaser" each being used as defined in Rule 10b-18).

5.5      Neither Counterparty nor any of its affiliates shall take any action that would cause any CS purchases of Shares in connection with this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Counterparty.  Without limiting the foregoing, Counterparty shall not designate a Daily Number of Shares for any Valuation Date in excess of the Number of Shares it would be permitted to purchase on such date pursuant to the safe harbor in Rule 10b-18(b) (taking into account any other purchases by Counterparty or its "affiliated purchasers" (as defined in Rule 10b-18) on such day).

5.6      Notwithstanding anything to the contrary herein or in the Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during the Price Adjustment Period:

(a)   Promptly after request from CSNY, Counterparty shall provide CSNY with written notice specifying (i) Counterparty's average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through CS, and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) for the three full months preceding the Announcement Date.  Such written notice shall be deemed to be a certification by Counterparty to CSNY that such information is true and correct.  Counterparty understands that CSNY will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(b)  CSNY may in its good faith sole discretion, if it determines the resulting reduction in permissible volume of Rule 10b-18 purchases to be material, designate one or more Scheduled Trading Days in the period from and including the public announcement thereof to and including the earlier of the completion of such transaction or the completion of the vote by target shareholders to be Disrupted Days and extend the Price Adjustment Period Termination Date by the number of Disrupted Days so designated.

For the avoidance of doubt, "Merger Transaction" in this Section 5.6 means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv).

6.        Indemnification and Contribution:

6.1      Indemnification by Counterparty:

Counterparty agrees to indemnify and hold harmless CSNY, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls CSNY or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Counterparty or (B) actions or failures to act by an indemnified party with the consent of or upon the direction of Counterparty or (ii) otherwise directly arise out of or directly relate to the Transaction or any related transactions. Counterparty will not be liable under this Section 6.1 to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted primarily from the negligence or willful misconduct of CSNY, or from any breach by CS of the agreements relating to the Transaction or any related transactions. Counterparty agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action.  This indemnity agreement will be in addition to any liability which Counterparty may otherwise have.

6.2      Contribution:

           If the indemnification provided for above is unavailable to any indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then Counterparty, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of CSNY on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations.  The relative fault of Counterparty on the one hand and CSNY on the other shall be determined by reference to, among other considerations, whether the misstatement or alleged misstatement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Counterparty or by CSNY and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.2 were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.        Distribution Event:

           Counterparty represents that it is not engaged as of the Trade Date in a distribution, as such term is used in Regulation M under the Exchange Act (a "Distribution").  On any day prior to the second Scheduled Trading Day immediately following the last day of the later of the Price Adjustment Period or the Cash Settlement Pricing Period, as the case may be, neither Counterparty nor any of its affiliates or agents shall make a distribution (as defined in Regulation M) of Shares, or any security for which the Shares are a reference security (as defined in Regulation M) that would, in the view of CSNY, preclude Counterparty from purchasing Shares or cause any such purchases to violate any law, rule or regulation.

           If, notwithstanding the provisions of this Section 7, a Distribution occurs, then Counterparty agrees that it will provide to CSNY at least one Scheduled Trading Day's notice of such Distribution and will use its reasonable efforts to cause such Distribution to be completed or otherwise terminated as soon as reasonably practicable given the circumstances of the Distribution, it being understood that it is fully within Counterparty's discretion to undertake transactions pursuant to Regulation M.

           Each  Scheduled Trading Day during the continuance of such Distribution shall be designated a  Valuation Disruption Day..  CS shall not purchase any Shares relating to this Transaction on any day during the continuance of such Distribution.

8.       Additional Representations and Warranties of Counterparty:

8.1     Counterparty hereby represents and warrants to CSNY that:

(a)      It has entered into this Transaction

(i)          in connection with a duly authorized Share repurchase program publicly announced on the 21st of February, 2006; and

                (ii)        solely for the purposes to be stated in such public disclosures.

(b)      As of the Trade Date, each Valuation Date during the Price Adjustment Period and the date, if any, as of which Counterparty elects that "Cash Settlement" shall apply, it has complied with all applicable law, rules and regulations in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise), and has timely filed such disclosure as required.  As of the date hereof,  and as of each day until its obligations under this Transaction are satisfied, it can purchase, in aggregate, the Number of Shares in compliance with applicable law.  For the avoidance of doubt, the parties hereto agree that nothing in the preceding sentence is intended to be inconsistent with the Counterparty refraining from trading at times when it considers itself to be in possession of material nonpublic information regarding its shares.

(c)      As of the Trade Date, each Valuation Date during the Price Adjustment Period and the date, if any, as of which Counterparty elects that "Cash Settlement" shall apply, all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  As of the Trade Date and the date, if any, as of which Counterparty elects that "Cash Settlement" shall apply, Counterparty is not in possession of any material nonpublic information regarding the Counterparty or the Shares.

(d)      Any purchases made by CS during the Price Adjustment Period or the Cash Settlement Pricing Period will be made by CS as principal (and not as an agent of Counterparty) and will be proprietary in nature and not for the benefit or pursuant to the direction of Counterparty.  Without limiting the generality of the foregoing, during the Price Adjustment Period and the Cash Settlement Pricing Period, the parties agree that they will not communicate in any way regarding CS's purchases, except that the foregoing shall not affect Counterparty's ability to designate the Daily Number of Shares as provided herein.  The parties further agree that during the Price Adjustment Period and the Cash Settlement Pricing Period, Counterparty and its agents or representatives shall not have, and shall not attempt to exert, any influence over how, when or whether CS effects purchases of Shares, except that the foregoing shall not affect Counterparty's ability to designate the Daily Number of Shares as provided herein.

(e)      Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

8.2      In addition, Counterparty hereby represents and warrants that, as of the Trade Date and each Valuation Date during the Price Adjustment Period, it is not prohibited by law, contract or otherwise from purchasing Shares in a number equal to the Daily Number of Shares for such date.

9.        Additional Covenants of Counterparty:

           Counterparty shall not at any time prior to the termination of this Transaction communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by CS to any Relevant CSNY Personnel.  For purposes hereof, "Relevant CSNY Personnel" means any employee of CS, except employees that CSNY has notified Counterparty in writing are not Relevant CSNY Personnel.

10.     U.S. Private Placement Representations:

           As this Transaction constitutes, or may constitute, the sale by each party to the other of a security or securities (as defined in the Securities Act), in addition to the representations contained in Section 3 of the Agreement, each party hereby represents to the other, in accordance with Section 3 of the Agreement, as follows:

           (a)            Such party is acquiring such securities for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, in a manner that would violate the Securities Act, and no other person has a direct or indirect beneficial interest in any such securities acquired by such party;

           (b)           Such party represents and warrants that it qualifies as an "eligible contract participant" as that term is defined in the U.S. Commodity Exchange Act, as amended, and is a "qualified investor" as that term is defined in the Exchange Act;

           (c)            Such party represents and warrants that it is not an "investment company" as that term is defined in the Investment Company Act of 1940, as amended;

(d)           Such party understands that the offer and sale by the other party of such securities are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.  In furtherance thereof, such party  represents and warrants that (i) it has the financial ability to bear the economic risk of its investment and has adequate means of providing for its current needs and other contingencies, (ii) it is experienced in investing in options and similar instruments and has determined that such securities are a suitable investment for it, (iii) it is an institution that qualifies as an "accredited investor" as that term is defined in Regulation D under the Securities Act; and

           (e)            Such party has been given the opportunity to ask questions of, and receive answers from, the other party concerning the terms and conditions of such securities and concerning the financial condition and business operations of the other party and has been given the opportunity to obtain such additional information necessary in order for such party to evaluate the merits and risks of purchase of such securities to the extent the other party possesses such information or can acquire it without unreasonable effort or expense.

           Each party hereby acknowledges that it understands and agrees that disposition of any such securities is restricted under the Agreement, the Securities Act and state securities laws.  For example, such Securities have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they have been registered under the Securities Act and under the applicable laws of such states or an exemption from such registration is available.

11.      Representations and Warranties of CSNY:

           CSNY will, at the Initial Share Delivery Date, have valid and marketable title to, and the free and unqualified right to transfer title to, the Number of Shares to be sold by CSNY pursuant to Section 2 hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.  Upon delivery of such Shares by CSNY, unless an act of the Counterparty shall prevent it, Counterparty will acquire valid and marketable title to such Shares free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

           CSNY hereby represents and warrants to Counterparty that, for U.S. federal income tax purposes:  (a) it is the beneficial owner of each payment received or to be received under this Confirmation; (b) it is a U.S. branch described in United States Treasury Regulation Section 1.1441-1(b)(2)(iv)(A); and (c) Credit Suisse Securities (USA) LLC is an entity that is disregarded as separate from its owner, Credit Suisse (USA), Inc., which is a "United States person" as defined in Section 7701(a)(30) of the Internal Revenue Code.   Any successor entity to CSNY or Credit Suisse Securities (USA) LLC shall make such representations and provide such documents as are necessary to ensure that any payments made pursuant to this transaction are free of U.S. withholding tax.

           With respect to the Counterparty Share Delivery Amount, neither CSNY or any of its affiliates will sell any Shares short in the market.

12.      Transfer:

           Notwithstanding anything to the contrary in the Agreement, CSNY may assign or transfer its rights or obligations under this Transaction, in whole or in part, to any of its affiliates without the prior written consent of Counterparty, provided that the senior unsecured debt rating ("Credit Rating") of such affiliate (or any guarantor of its obligations under the transferred Transaction) is equal to or greater than the Credit Rating of CSNY, as specified by S&P & Moody's, at the time of such assignment or transfer and provided further that Counterparty shall not incur any additional costs, expenses or other economic loss (including any costs or expenses relating to any additional withholding) as a result of any such assignment or transfer.

13.      Account Details:

           Payments to CSNY:                         To be advised

           Payments to Counterparty:            To be advised

14.      Governing Law; Waiver of Jury Trial:

14.1

The Agreement and this Confirmation, and all disputes arising out of or in connection with the Agreement and this Confirmation or the subject matter hereof, will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.

14.2

CSNY and Counterparty hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to the Agreement, this Confirmation or the Transaction contemplated hereby.

15.      Tax Disclosure:

Notwithstanding any provision in this Confirmation, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.  The previous sentence shall not be construed to constitute a waiver of any attorney-client privilege.  If a state or other jurisdiction adopts provisions that are similar or analogous to those in Section 6011 of the Internal Revenue Code of 1986, as amended, or the regulations thereunder, the authorization to disclose also shall apply to any transaction within the scope of this engagement that is subject to such provisions of that state or other jurisdiction.

(b)  Counterparty may disclose (without prior notification to, or approval or consent by, CSNY), to any taxing authority and/or to Counterparty's representatives, outside counsel and advisors, any information that is required to be disclosed in connection with Counterparty's tax filings, reports, claims, audits, and litigation.

16.   Additional Elections:

(a)       The Termination Currency shall be U.S. dollars.

           (b)       For purposes of Section 6(e) of the Agreement, Second Method and Loss shall apply.

           (c)      The "Cross-Default" provisions of Section 5(a)(vi) of the Agreement shall apply to CSNY and Counterparty.  "Specified Entity" for purposes of Section 5(a)(vi) of the Agreement shall mean all Affiliates.  The "Threshold Amount" shall be shall be $ 100,000,000 with respect to CSNY and shall be $ $100,000,000 with respect to the Counterparty.  Instead of the definition in Section 14 of the Agreement, "Specified Indebtedness" shall mean any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, and/or (b) in respect of any Specified Transaction (except that, for this purpose only, the words "and any other entity" shall be substituted for the words "and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)" where they appear in the definition of Specified Transaction).

            (d)      The "Credit Event Upon Merger" provisions of Section 5(b)(iv) of the ISDA Master Agreement shall apply to CSNY and Counterparty.

            (e)       The "Automatic Early Termination" provision of Section 6(a) of the ISDA Master Agreement will not apply to CSNY and will not apply to Counterparty.

           Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning to us a copy of this Confirmation.

Yours sincerely, CREDIT SUISSE, NEW YORK BRANCH By: /S/ SEAN BRADY Name: Sean Brady Title: Managing Director
Agreed to as of the date first above written. ELECTRONIC DATA SYSTEMS CORPORATION By: /S/ RONALD P. VARGO Name: Ronald P. Vargo Title: Vice President and Treasurer

ANNEX A

Share Delivery Conditions

1.         This Annex A applies to the delivery of Shares by Counterparty other than the Counterparty Share Delivery Amount.

Counterparty may only deliver Shares if:

(a)        a registration statement covering public resale of such Shares by CSNY (the "Registration Statement") shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the Price Adjustment Period Termination Date (or, with respect to Shares delivered pursuant to Section 3 of the Confirmation, the Merger Date, the Tender Offer Date or the date of the occurrence of the Insolvency, Delisting or the Early Termination Date (as the case might be)) (the "Registration Date"), and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Shares (including any prospectus supplement thereto, the "Prospectus") shall have been delivered to CSNY, in such quantities as CSNY shall reasonably have requested, on or prior to the Registration Date;

(b)        the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to CSNY;

(c)        as of or prior to the Registration Date, CSNY and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to CSNY, in its discretion; and

(d)        as of the Registration Date, an agreement (the "Underwriting Agreement") shall have been entered into with CSNY in connection with the public resale of the Shares by CSNY substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to CSNY, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, CSNY and its affiliates.

2.         If Counterparty is unable to comply with any of the terms of paragraph 1 above Counterparty shall either:

(a)        deliver a number of Unregistered Shares equal to (x) the Cash Settlement Amount (calculated based on the average Daily 10b-18 VWAP Price for one or more Scheduled Trading Days as determined by CSNY) or other applicable amount to be paid by delivery of Shares by Counterparty under the Confirmation divided by (y) the price per Unregistered Share that CS is able to secure from buyers by commercially reasonable efforts, provided that (i) all such Unregistered Shares shall be delivered to CSNY (or any affiliate of CSNY designated by CSNY) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof; (ii) as of or prior to the Registration Date, CSNY and any potential purchaser of any such shares from CSNY (or any affiliate of CSNY designated by CSNY) identified by CSNY shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and (iii) as of the Registration Date, an agreement (a "Private Placement Agreement") shall have been entered into between Counterparty and CSNY (or any affiliate of CSNY designated by CSNY) in connection with the private placement of such shares by Counterparty to CSNY (or any such affiliate) and the private resale of such shares by CSNY (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to CSNY, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, CSNY and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for CSNY, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; or

(b)        elect that Cash Settlement shall apply in lieu of Net Share Settlement, provided that CSNY shall in its reasonable discretion determine the commencement date of the Cash Settlement Pricing Period to account for Counterparty's failure to elect Cash Settlement in accordance with the terms of the Transaction, or, if applicable, pay in cash the amount that would have been owed but for the application of Section 3 of the Confirmation.

3.         Counterparty acknowledges that any Unregistered Shares sold pursuant hereto may be sold at prices that are less than the prices that might otherwise be available if such Shares were to be sold pursuant to a registered public offering or at prices observed in the secondary market.